UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2006
CHICAGO BRIDGE & IRON COMPANY N.V.
(Exact name of registrant as specified in its charter)
The Netherlands
(State or other jurisdiction of incorporation)

1-12815 (Commission File Number)	N.A. (IRS Employer Identification No.)

Polarisavenue 31 2132 JH Hoofddorp The Netherlands (Address of principal executive offices)	N.A. (Zip Code)
Registrant’s telephone number, including area code: 31-23-568-5660
N.A.
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b)	Gerald M. Glenn has been terminated as our Chairman, President and Chief Executive Officer effective February 3, 2006.

Robert B. Jordan has been terminated as our Executive Vice President and Chief Operating Officer effective February 3, 2006.

(c)	Philip K. Asherman, 55, has been appointed to serve as President and Chief Executive Officer effective February 3, 2006. He has served as Executive Vice President and Chief Marketing Officer of Chicago Bridge & Iron Company since August 2001. From May 2001 to July 2001 he was Vice President — Strategic Sales, Eastern Hemisphere of CB&I. Prior thereto, Mr. Asherman was Senior Vice President of Fluor Global Services and held other executive positions with Fluor Daniel, Inc. operating subsidiaries.

Jerry H. Ballengee, 68, has been elected non-executive Chairman of the Supervisory Board of Directors effective February 3, 2006. He has served as a Supervisory Director of the Company since April 1997. Since October 2001, he has served as Chairman of the Board of Morris Material Handling Company (MMH). Mr. Ballengee served as President and Chief Operating Officer of Union Camp Corporation from July 1994 to May 1999, and served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation from 1988 to 1999, when the company was acquired by International Paper Company. He is Chairman of the Supervisory Board’s Nominating Committee and a member of the Corporate Governance Committee and Audit Committee.

Item 8.01	Other Items
We anticipate holding a conference call the week of February 13, 2006. Further call-in details will be provided. At that time, we expect to issue revised guidance regarding our results of operations for the year ended December 31, 2005. All previous earnings guidance issued by us for 2005 is no longer operative. When given, the guidance will be subject to closing our books for 2005 and completion of the Audit Committee’s previously announced ongoing investigation.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits
99.1	Company Press Release dated February 3, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO BRIDGE & IRON COMPANY N.V.
	By:	Chicago Bridge & Iron Company B.V.
	Its:	Managing Director

Date: February 6, 2006	By:	/s/ Philip K. Asherman
Philip K. Asherman
Managing Director

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Company Press Release dated February 3, 2006